EXHIBIT 99

                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact: John E. Anderson
         Chief Executive  Officer                   904/396-5733, Ext. 101


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2006.

Jacksonville, Florida; May 4, 2006 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,705,000 or $0.56 per diluted share in the second quarter of fiscal 2006, an increase of $132,000 or 8.4% compared to $1,573,000 or $0.52 per diluted share in the same period last year. Net income for the first half of fiscal 2006 was $3,603,000 or $1.17 per diluted share, an increase of $346,000 or 10.6% compared to $3,257,000 or $1.08 per diluted share for the period last year.

Second Quarter Operating Results. For the second quarter of fiscal 2006, consolidated revenues were $35,561,000, an increase of $3,502,000 or 10.9% over the same quarter last year.

Transportation segment revenues were $30,345,000 in the second quarter of 2006, an increase of $2,849,000 or 10.4% over the same quarter last year. Fuel surcharges accounted for $1,413,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 5.0%, reflecting better pricing for our services. Revenue miles in the current quarter were up .6% compared to the second quarter of 2005.

Real Estate segment revenues for the second quarter of fiscal 2006 were $5,216,000, an increase of $653,000 or 14.3% over the same quarter last year. Lease revenue from developed properties increased $462,000 or 14.9%, due to an increase in occupied square feet resulting from the leasing of a 74,600 square foot building in January 2005 and the completion of a pre-leased 145,180 square foot building in July 2005 along with higher rental rates on recently leased buildings. Royalties from mining operations increased $191,000 as a result of increased royalties per ton.

Consolidated gross profit was $6,837,000 in the second quarter of fiscal 2006 compared to $5,714,000 in the same period last year, an increase of 19.7%. Gross profit in the transportation segment increased $904,000 or 28.2%, primarily due to improved pricing as compared to the same quarter last year. Gross profit in the real estate segment increased $219,000 or 8.7% from the second quarter of 2005, due to the increased revenues partially offset by costs associated with increased square footage leased and increased staffing.

Selling, general and administrative expenses increased $785,000 over the same quarter last year. The increase included $459,000 of stock-based compensation expense and $234,000 of higher incentive compensation accrual due to increased earnings. SG&A expense was 8.8% of revenue for the first quarter of fiscal 2006 compared to 7.3% for the same period last year.

Six   Months  Operating  Results.  For  the  first  half  of  fiscal  2006, consolidated revenues were $70,984,000, an increase of $7,506,000 or 11.8% over the same period last year.



                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Transportation  segment  revenues were $60,645,000  in  the  first  six months of 2006, an increase of $6,114,000 over the same period last year. Fuel surcharges accounted for $3,391,000 of the increase. Excluding fuel surcharges, revenue per mile increased 6.0%, reflecting better pricing for our services. Revenue miles for the six months were down .5% compared to the first six months of 2005.

Real  Estate  segment revenues for the first six months of fiscal  2006 were $10,339,000, an increase of $1,392,000 or 15.6% over the same period last year. Lease revenue from developed properties increased $1,047,000 or 17.3%, due to a 9.4% increase in occupied square feet resulting from the leasing of a 74,600 square foot building in January 2005 and the completion of a pre-leased 145,180 square foot building in July 2005 along with higher rental rates on recently leased buildings. Royalties from mining operations increased as a result of higher royalties per ton.

Consolidated gross profit was $13,619,000 in the first six months of fiscal 2006 compared to $11,676,000 in the same period last year, an increase of 16.62%. Gross profit in the transportation segment increased $1,648,000 or 24.8%, primarily due to improved pricing as compared to the same period last year. Gross profit in the real estate segment increased $295,000 or 5.9% from the same period last year, due to the increased revenues partially offset by additional costs associated with the increase in square footage leased, increased staffing and professional fees.

Selling, general and administrative expenses increased $1,194,000 over the same period last year. The increase included $586,000 of stock-based compensation expense and $389,000 of higher incentive compensation accrual due to improved earnings. SG&A expense was 8.3% of revenue for the first six months of fiscal 2006 compared to 7.4% for the same period last year.

Summary and Outlook. The Company's real estate development business continues to benefit from positive inquiry trends from prospective tenants for its warehouse-office product. The Company continues to explore the possibility of forming a 50-50 joint venture with Florida Rock Industries, Inc. (FRI) to develop approximately 4300 acres near Brooksville, Florida, including approximately 3443 acres leased by the Company to FRI under a long-term mining lease. Favorable freight-hauling demands for its transportation business remain challenged by an industry-wide, tight driver availability. Continuing volatile crude oil and diesel fuel price fluctuations remain likely to impact operating margins.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities;
ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                               Continued

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                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)

                                   Three Months        Six Months
                                      Ended               Ended
                                    March 31             March 31
                                   ---------             --------
                                  2006    2005        2006    2005
                                  ----    ----        ----    ----

 Revenues                       $35,561  32,059     $70,984  63,478
 Gross profit                   $ 6,837   5,714     $13,619  11,676
 Income before income taxes     $ 2,570   2,578     $ 5,811   5,337
 Net income                     $ 1,750   1,573     $ 3,603   3,257
 Earnings per common share:
         Basic                     $.57     .53       $1.21    1.11
         Diluted                   $.56     .52       $1.17    1.08
 Weighted average common shares
     outstanding:
         Basic                    2,972   2,948       2,969   2,940
         Diluted                  3,070   3,037       3,069   3,019



               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)

                                          March 31      September 30
                                            2006           2005
                                          --------      ------------

 Cash and cash equivalents                $    481      $     2,966
 Accounts receivable, net                   10,906           11,731
 Other current assets                        5,399            4,872
 Property, plant and equipment, net        182,721          164,936
 Other non-current assets                    9,634            9,210
                                          --------      -----------
              Total Assets                $209,141      $   193,715
                                          ========      ===========

 Current liabilities                      $ 15,532      $   16,221
 Long-term  debt (excluding current
    maturities)                             60,412          48,468
 Deferred income taxes                      13,905          14,394
 Other non-current liabilities               6,844           6,731
 Shareholders' equity                      112,448         107,901
                                          --------      ----------
          Total  Liabilities
            and Shareholders' Equity      $209,141      $  193,715



                               Continued

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                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:



                                 Three Months     Six Months
                                     Ended           Ended
                                   March 31        March 31
                                   --------        --------
                                 2006     2005   2006     2005
                                 ----     ----   ----     ----

Transportation Revenues        $30,345   27,496 $ 60,64   54,531
Real Estate Revenues             5,216    4,563  10,339    8,947
                                 -----    -----  ------    -----

Total Revenues                 $35,561   32,059 $70,984   63,478
                                ======   ======  ======   ======

Transportation Operating
   Profit                      $ 1,920    1,364 $ 3,891    2,813
Real Estate Operating Profit     2,726    2,505   5,332    5,036
Corporate Expenses                (923)    (484) (1,527)    (902)
                                 ------   ------ -------   ------

Total Operating Profit         $  3,723   3,385   7,696    6,947
                                =======   =====   =====    =====


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